EXHIBIT 99.1

FOR IMMEDIATE RELEASE

February 17, 2005

Contacts:	Barry L. Hulin, President
and Chief Executive Officer
(702) 221-8600
Dick Holtzclaw, Executive Vice President
and Chief Financial Officer
(702) 436-1515

Valley Bancorp Announces Executive Management Changes

Las Vegas, Nevada February 17, 2005- NASDAQ VLLY Barry L. Hulin, president and chief executive officer of Valley Bancorp, announced the promotion of two executives to key management positions for Valley Bancorp and its wholly owned subsidiary, Valley Bank.

Steve Gilbert is promoted to Chief Operating Officer. Gilbert has been the Chief Credit Officer since the inception of Valley Bank. “ As we continue to grow the company, the need for someone to fill the Chief Operating Officer position became apparent,” said Barry L. Hulin. “ We are fortunate to have in Steve Gilbert, a person perfectly suited for this job,” he continued. “ Steve has been a key person in bringing the company to its present position, and in his new role he will be responsible for overseeing our branch and lending expansion plans.”

Promoted to Executive Vice President and Chief Credit Officer is Mark Affeldt, who has been with the bank since 2003 as our Credit Administration Officer. “Mark brings twenty years of credit and risk management experience to his new position and we are pleased to have someone of Mark’s quality to step into this important job,” stated Hulin.

About Valley Bancorp

Headquartered in Las Vegas, Valley Bancorp recently completed a successful initial public offering in 2004 and is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump. On January 20, 2005, VLLY announced that it had purchased a new 9,960-square-foot two-story office building in Las Vegas, Nevada. This building will serve as the administrative headquarters for both Valley Bancorp and Valley Bank. Pending regulatory approval, there will be a full-service branch office and an ATM located in the building.

This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s SEC reports, which are available on the Company’s website, www.valleybancorp.com. and in the registration statement, as amended, filed by Valley Bancorp with the SEC in connection with its Initial Public Offering.

Valley Bancorp
Judi Lindsay
Vice President/Investor Relations
(702) 221-8605
www.jlindsay@valleybancorp.com

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